Exhibit 99

February 10, 2005

Dear Shareholders:

2004 was a GREAT year for G REIT, INC.

We completed our first and second public offerings in January and April 2004, respectively. Proceeds from the offerings provided the opportunity to make a number of strategic investments. These investments are providing a stable income source with the potential for capital appreciation. As a result, we enhanced our portfolio diversification and became an even stronger company.

Public Offerings/Equity

•	During 2004, the Company sold 26,293,000 shares of common stock resulting in net proceeds after selling costs of approximately $236,110,000.

•	As of December 31, 2004, G REIT has 13,894 shareholders with 43,855,000 shares outstanding.

•	During 2004, we made distributions at a rate of 7.5%. The board will review our financial results monthly to determine future distributions.

Geographic Diversification of G REIT Portfolio:

Property Investments

•	G REIT owns interests in 24 Class A and B office properties located in 20 different geographic markets.

•	In 2004, we purchased eleven properties and expanded into the following seven markets: Dallas/Fort Worth, Los Angeles, Philadelphia, San Diego, San Francisco, St. Louis and Maryland.

•	On February 8, 2005, our Board of Directors approved the listing for sale of our wholly-owned property, 525 B Street, San Diego, CA, and the Congress Center, Chicago, IL property, of which we own 30%.

Leasing Activities

•	We have more than doubled our total square feet to 5,832,000 as of December 31, 2004 from 2,146,000 square feet as of December 31, 2003. We currently have 746,000 square feet available for lease.

•	We have budgeted $116,369,000 in gross revenues for 2005.

•	Our five largest tenants, GSA (EPA), FDIC, City of San Diego, Jacobs Engineering and GSA (IRS), comprised 21.18% of total base rent as of December 31, 2004.

•	The following are the three largest concentrations of our properties by state determined by base rents as of December 31, 2004.

o California — 55.2% o Texas — 23.3% o Washington — 7.4%

•	We have the following lease expirations for the next five years and the related percentage of annualized revenue:

o 2005: 398,000 sq.ft. — 11.2% of annualized revenue
o 2006: 465,000 sq.ft. — 11.4% of annualized revenue
o 2007: 785,000 sq.ft. — 16.3% of annualized revenue
o 2008: 595,000 sq.ft. — 13.7% of annualized revenue
o 2009: 647,000 sq.ft. — 18.3% of annualized revenue
o Thereafter: 1,747,000 sq.ft. — 29.1% of annualized revenue

At September 30, 2004, our properties were 87.2% leased with 41% of the gross leasable area occupied by tenants with a government orientation.

During the first quarter of 2005, we leased 44,000 square feet of unoccupied office space at AmberOaks for five years.

Liquidity
Due to our equity offerings and extensive acquisition activity during 2004, our debt to equity ratios during the year saw dramatic fluctuations that stabilized in the 4th quarter, as we invested our equity into income producing properties and, accordingly, expect a stabilized portfolio in 2005.

Debt/Leverage

•	In 2004, we incurred $327,038,000 of debt associated with our portfolio additions, or 60.9% leveraged on our 2004 acquisitions.

•	As of December 31, 2004, our total portfolio was leveraged at 52.2%.

•	During 2004, we refinanced five properties for a total of $73,400,000 from variable rate debt to fixed rate debt at 5.2%. The new loans are due on June 1, 2011.

•	During 2004, Congress Center, one of our unconsolidated properties, was refinanced into three loans totaling $97,500,000. The debt was converted to fixed rate debt with $95,000,000 at a rate of 5.636% and $2,500,000 at 7%.

•	At December 31, 2004, our debt consisted of 17% fixed rate debt at a weighted average interest rate of 5.36% and 83% variable rate debt at a current weighted average interest rate of 4.17%. In order to minimize our interest rate, we have entered in swap and collar arrangements on some of our variable rate debt.

•	We are currently considering refinancing three properties during 2005 (Madrona, North Belt and Western Place) into a 5.21% fixed rate mortgage resulting in changing our total portfolio fixed rate debt to 30% at a weighted average interest rate of 5.29% and 70% variable rate debt at a current weighted average interest rate of 3.44%.

•	Our focus is to continue to seek opportunities to refinance debt, minimize interest rate risk and extend maturity dates.

Financial Highlights
The following summarizes selected financial information:

	Selected Financial Data
	Q1'03	Q2'03	Q3'03	Q4'03	Q1'04	Q2'04	Q3'04

Equity	$35,997,000	$63,242,000	$103,253,000	$150,522,000	$237,939,000	$375,592,000	$365,929,000
Cash & cash equivalents	5,083,000	30,435,000	9,341,000	15,533,000	30,687,000	42,069,000	22,543,000
Debt	12,359,000	37,136,000	11,207,000	178,821,000	212,898,000	455,328,000	500,745,000
Debt/Capitalization	25.6%	37.0%	9.8%	54.3%	47.2%	54.8%	57.3%

Funds From Operations (FFO)

•	FFO for September 30, 2004 and 2003 was $23,337,000 and $2,542,000. The increase was due to the significant portfolio additions during 2004.

•	Our FFO during 2004 was sufficient to cover our distributions.

•	Due to our public offerings and portfolio acquisitions, our FFO payout ratio for 2003 and 2004 showed significant fluctuations. Now that we have closed our offerings and invested our proceeds, we anticipate the FFO payout ratio to stabilize during 2005.

Sarbanes-Oxley
Due to recent regulations, we are currently in the process of performing our implementation of Sarbanes-Oxley. These costs are a burden to all public companies and our 2005 financial results will include the cost of compliance.

SEC Investigation
On September 16, 2004, our advisor, Triple Net Properties, LLC, or Triple Net, learned that the SEC is conducting an investigation captioned In the matter of Triple Net Properties, LLC. The SEC has requested information from Triple Net relating to disclosure in securities offerings (including offerings by G REIT, T REIT and A REIT) and information advising it which exemption from the registration requirements of the Securities Act of 1933, as amended, were being relied upon for the private offerings in which Triple Net and its affiliated entities were involved. In addition, the SEC has requested financial information regarding these REITs as well as the limited liability companies advised by Triple Net. G REIT and Triple Net continue to cooperate fully with the SEC in its investigation.

Future Outlook

     Diversification
In our efforts to maintain shareholder value and increase portfolio diversification, we may reposition our portfolio by selling certain properties which have now reached targeted value and reinvest proceeds into opportunistic properties in strategic recovering markets.

     Strategic Alternatives
Our Board of Directors is continuing to evaluate various strategic alternatives available to G REIT in order to maximize shareholder value in the future. These strategies include, but are not limited to, becoming self-advised, a listing of our shares on a national securities exchange, additional raise of public or private equity, a portfolio sale, sales of individual properties, a merger with a public company and other transactions enabling us to access capital markets. We have engaged Robert A. Stanger & Co., Inc. to advise us with respect to our options.

     Forward Looking Statements
Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors including general economic conditions, the timing and competition for real property acquisitions and dispositions, the availability of equity and debt financing, interest rates and other risk factors as outlined in G-REIT’s SEC reports.

Sincerely,

Anthony W. “Tony” Thompson
President and Chief Executive Officer

1551 N. Tustin Avenue • Suite 200 • Santa Ana • California • 92705
(877) 888-REIT • www.1031NNN.com